EXHIBIT 99.1

Perceptron Announces Fiscal 2019 Third Quarter and Nine Month Results

PLYMOUTH, Mich., May 09, 2019 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ: PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced third quarter and nine month results for its 2019 fiscal year (period ended March 31, 2019).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2019	2018	Change	2019	2018	Change

Sales	$15.6	$21.4	$(5.8)	$58.6	$61.1	$(2.5)
Net (Loss) Income	(1.1)	1.0	(2.1)	1.4	2.9	(1.5)
Diluted (Loss) Income per Share	$(0.11)	$0.11	$(0.22)	$0.14	$0.31	$(0.17)

Third quarter fiscal 2019 results:

  Third quarter consolidated net sales were $15.6 million, a decrease of 27.1% from the third quarter of fiscal year 2018
  Consolidated gross profit was $5.1 million and gross margin was 32.7%
  Third quarter reported and recurring operating loss totaled $1.1 million
  Net loss for the third quarter of fiscal 2019 was $1.1 million
  Third quarter diluted loss per share was $0.11
  Bookings totaled $13.2 million
  Backlog was $35.7 million
  Cash and short-term investments totaled $6.2 million at March 31, 2019

Year-to-date fiscal 2019 results:

  Consolidated net sales decreased 4.1% to $58.6 million
  Consolidated gross profit decreased by $1.7 million to $21.3 million
  Consolidated gross margin was 36.3%
  Year-to-date reported operating income totaled $1.8 million and recurring operating income was $1.2 million
  Net income was $1.4 million for year-to-date fiscal 2019
  Year-to-date diluted earnings per share was $0.14, compared to $0.31 in fiscal year-to-date 2018
  Bookings decreased 24.8% to $50.6 million for year-to-date fiscal 2019

New revenue recognition rules:

  The Company adopted the new revenue recognition rules outlined by Accounting Standards Update No. 2014-09 (“ASC 606”) on July 1, 2018, utilizing the modified retrospective transition method
  As a result of these new rules, the Company recorded a positive net transition adjustment to retained earnings in the amount of $2.0 million in the first quarter of fiscal 2019
  Included in the net transition adjustment was a gross revenue adjustment of $3.8 million, which reduced the backlog level by the same amount
  Under prior revenue recognition rules, the Company would have recognized $12.4 million in revenue in the third quarter of fiscal 2019 and $52.8 million for the first nine months of fiscal 2019

Fourth quarter and full year 2019 guidance:

  Revenue for the fiscal fourth quarter is expected to be in the range of $15.5 million to $18.5 million
  Given expectations of a flat macro environment in our key industry segments in 2019, lower short-term demand in the Americas region and foreign currency exchange headwinds, the Company tempers its guidance for full year fiscal 2019 revenue to be down approximately 10% compared with the prior fiscal year.
  Continued early success with new product launches, despite moderating global growth, reinforces Perceptron’s confidence in achieving its long-term growth targets.
  In reaction to the short-term revenue trends, the Company has implemented a plan to reduce fixed costs, including position eliminations and headcount reductions.  These changes are expected to create over $2.0 million in estimated full run-rate annual pre-tax cost savings. Cash pre-tax charges related to the actions are expected to be approximately $0.4 million.

David Watza, President and CEO of Perceptron, commented, “The market for our Americas region continued to be challenging this quarter as some of our larger OEM customers delayed certain purchasing decisions to accommodate dramatic strategic changes in their product plans.  These customers are adjusting to consumer demand trends toward electric and autonomous vehicles and we believe we have positioned Perceptron to benefit from these changes in the longer term. We have already received some of these orders that were delayed and have not lost any customers.  While I am disappointed in these results, I believe the core value of this business and our ability to accelerate growth remain in place. The Company is well positioned for the future due to our ongoing investments in new product innovation and development.  We remain very confident in our ability to supply our customers their metrology solutions in the coming quarters and years.

“As a result of the recent demand challenges, we implemented a plan to reduce fixed and variable costs.  These changes are designed to right size the business to more closely match our near-term revenue, with the intent of making us leaner and improve profitability and cash flow without impacting our long-term growth initiatives.

“We have been pleased with the activity and demand we’re experiencing in our Europe and Asia regions in the face of uncertainties caused by trade disputes.  Underlying customer activities in the early part of our fourth quarter have shown improvements, and we believe that bookings will return to higher levels in the near term.

“We continue to implement our product plan for our core automotive business, which was highlighted by the new gap and flush solution announced during the quarter. Our unique AutoFit® and AccuSite™ solutions instill confidence for increased automotive market penetration in each of our key geographies, as well as additional product offerings in the future.  We believe that our investments to update and expand our suite of metrology solutions over the past several years have further enhanced our market position, with top-of-the-line solutions designed to meet customer requirements,” Watza added.

“Our confidence in the long-term growth potential of Perceptron remains strong.  We believe there are significant upside and value creation opportunities ahead for Perceptron and will continue to aggressively execute the Company’s strategic plan, with the goal of maximizing value for Perceptron shareholders.  To that end, the Board has formed a Strategic Planning Committee to assist management in identifying and evaluating new business development opportunities to significantly grow the business,” Watza concluded.

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2019	2018	Change	2019	2018	Change

Americas Sales	$4.4	$8.1	$(3.7)	$19.7	$26.1	$(6.4)
Europe Sales	8.0	10.1	(2.1)	25.7	24.3	1.4
Asia Sales	3.2	3.2	-	13.2	10.7	2.5
Total Net Sales	$15.6	$21.4	$(5.8)	$58.6	$61.1	$(2.5)

Gross Profit	$5.1	$7.9	$(2.8)	$21.3	$23.0	$(1.7)
Gross Profit as a percent of sales	32.7%	36.9%		36.3%	37.6%

Operating (Loss) Income	$(1.1)	$1.1	$(2.2)	$1.8	$3.1	$(1.3)
Operating (Loss) Income as a percent of sales	(7.0%)	5.1%		3.1%	5.1%

Net (Loss) Income	$(1.1)	$1.0	$(2.1)	$1.4	$2.9	$(1.5)
Diluted (Loss) Income per Share	$(0.11)	$0.11	$(0.22)	$0.14	$0.31	$(0.17)

Recurring Operating (Loss) Income	$(1.1)	$1.1	$(2.2)	$1.2	$3.7	$(2.5)
Recurring Operating (Loss) Income as a percent of sales	(7.0%)	5.1%		2.0%	6.1%

Perceptron generated third quarter net sales for fiscal 2019 in the amount of $15.6 million, decreasing $5.8 million, or 27.1%, versus the same quarter in the prior year which included an unfavorable currency impact of $0.9 million.  The decrease in the Americas region was due to softness across all product lines.  The Europe region decline was due to decreases in In-Line and Near-Line Measurement Solutions as well as Off-Line Measurement Solutions.

In the third quarter of fiscal 2019, gross profit as a percentage of sales was down 420 basis points compared to the prior year period, primarily due to the volume and mix of the Company’s revenue.

During the third quarter of fiscal 2019, SG&A, Engineering and R&D expenses were down $0.6 million, primarily as a result of decreased employee-related costs, including a reduction of the accrual related to the short-term incentive compensation plan due to estimates that the level of actual performance for fiscal year 2019 will not meet the targets set to earn this incentive compensation, a decrease on Board of Director fees due to a change in the composition of the Board and a decrease in costs related to specialized supplies utilized in the development of products.  These decreases are partially offset by increases in legal and audit fees, other third-party expenses and building-related expenses.

	Three Months Ended March 31,			Nine Months Ended March 31,
BOOKINGS (in millions)	2019	2018	Change	2019	2018	Change

Geographic Region
Americas	$3.3	$10.3	$(7.0)	$9.9	$26.8	$(16.9)
Europe	5.9	9.4	(3.5)	27.2	26.8	0.4
Asia	4.0	4.4	(0.4)	13.5	13.7	(0.2)
Total Bookings	$13.2	$24.1	$(10.9)	$50.6	$67.3	$(16.7)

BACKLOG (in millions)	3/31/2019	12/31/2018	9/30/2018	6/30/2018*	3/31/2018

Geographic Region
Americas	$7.9	$9.0	$13.0	$19.8	$20.2
Europe	19.5	21.6	18.5	19.0	18.9
Asia	8.3	7.5	7.7	8.7	12.1
Total Backlog	$35.7	$38.1	$39.2	$47.5	$51.2

* Prior to Transition Adjustment for Implementation of ASC 606 adopted on July 1, 2018; Impact of Transition is a reduction of Total Backlog of $3.8 million

Third quarter bookings were $13.2 million, a decrease of 45.2% compared to the third quarter of fiscal 2018 and included an unfavorable currency impact of $0.5 million.  The principal driver of the bookings decrease was softness in the Americas region.

Revenue in the third quarter of fiscal 2019 exceeded bookings by $2.4 million, which caused a decrease in backlog to $35.7 million.

FINANCIAL POSITION

Cash and short-term investment balance totals $6.2 million at March 31, 2019, down slightly from $6.7 million at June 30, 2018 and down compared to $7.8 million at March 31, 2018.  At March 31, 2019 and June 30, 2018, the Company did not have any bank debt outstanding, down from an outstanding balance of $1.5 million at March 31, 2018.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its third quarter fiscal 2019 investor conference call/webcast, chaired by David L. Watza, President and CEO, on May 10, 2019, at 10:00 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	833-535-2207 (domestic callers) or
412-317-5405 (international callers)
Conference ID	10131085

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ: PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2019 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, savings from cost reduction actions, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products and our ability to fund our fiscal year 2019 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, disruptions to our operations due to cost savings actions, including position eliminations and headcount reductions and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A: Risk Factors” of our Annual Report on Form 10-K for fiscal 2018.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Net Sales	$15,632	$21,397	$58,627	$61,099
Cost of Sales	10,485	13,475	37,338	38,120
Gross Profit	5,147	7,922	21,289	22,979
Operating Expenses
Selling, General and Administrative Expense	4,415	4,700	13,992	13,621
Engineering, Research and Development Expense	1,812	2,132	6,090	5,662
Severance, Impairment and Other Charges	-	(3)	(609)	603
Operating (Loss) Income	(1,080)	1,093	1,816	3,093
Other Income and (Expenses), net
Interest Expense, net	(16)	(53)	(72)	(137)
Foreign Currency and Other, net	(99)	87	(145)	33
(Loss) Income Before Income Taxes	(1,195)	1,127	1,599	2,989
Income Tax Benefit (Expense)	130	(107)	(225)	(45)

Net (Loss) Income	$(1,065)	$1,020	$1,374	$2,944

(Loss) Income Per Common Share
Basic	($0.11)	$0.11	$0.14	$0.31
Diluted	($0.11)	$0.11	$0.14	$0.31

Weighted Average Common Shares Outstanding
Basic	9,627	9,539	9,601	9,468
Diluted	9,627	9,691	9,711	9,542

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	March 31,	June 30,
	2019	2018
	(Unaudited)
Cash and Cash Equivalents	$5,429	$5,830
Short-Term Investments	741	877
Receivables, net	32,037	32,143
Inventories, net	11,905	13,829
Other Current Assets	2,280	1,327
Total Current Assets	52,392	54,006

Property and Equipment, net	6,529	6,613
Goodwill and Other Intangible Assets, net	10,864	11,805
Long-Term Deferred Income Tax Asset	658	1,055
Long-Term Investments	725	725
Total Non-Current Assets	18,776	20,198

Total Assets	$71,168	$74,204

Line of Credit and Short-Term Notes Payable	$17	$175
Accounts Payable	6,642	7,592
Deferred Revenue	6,155	8,691
Reserve for Restructuring and Other Charges	-	675
Other Current Liabilities	6,872	8,705
Total Current Liabilities	19,686	25,838

Long-Term Taxes Payable	194	450
Long-Term Deferred Income Tax Liability	1,748	1,717
Other Long-Term Liabilities	573	601
Total Long-Term Liabilities	2,515	2,768

Total Liabilities	22,201	28,606

Shareholders' Equity	48,967	45,598
Total Liabilities and Shareholders' Equity	$71,168	$74,204

Non-GAAP Financial Measures
While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income”.  This is a non-GAAP financial measure.  Management believes that this non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliation of the non-GAAP measure to Operating Income.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measure
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018

Operating (Loss) Income, as reported	$(1,080)	$1,093	$1,816	$3,093

Severance, Impairment and Other Charges	-	(3)	(609)	603

Excluding special items,
Operating (Loss) Income would have been	$(1,080)	$1,090	$1,207	$3,696

Contact:
Investor Relations
investors@perceptron.com